Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 21, 2013, except for the matters discussed in Note 13, as to which the date is February 28, 2013, in the Registration Statement (Form S-1/A) and related Prospectus of Tetraphase Pharmaceuticals, Inc., for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 18, 2013